FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2004

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 12. Results of Operations and Financial Condition

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 728,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On May 5, 2004, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended March 31, 2004, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.12 per share for the first quarter of 2004, compared with break-even results for the first quarter of 2003. The increase in the Company’s earnings was due to improved financial results at Enogex and, to a lesser extent, to improved results at OG&E. For further information, see the press release attached as Exhibit 99.01.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated May 5, 2004, announcing OGE Energy Corp. Announces 1st Quarter Results.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

May 5, 2004

Exhibit 99.01

OGE Energy Corp. Announces 1st Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $0.12 per share for the three months ended March 31, compared with break-even results for the first quarter of 2003.

Earnings were higher due primarily to improved financial results at Enogex, OGE Energy’s natural gas pipeline subsidiary, and, to a lesser extent, to improved results at OG&E, the company’s regulated electric utility.

OG&E posted break-even results in the first quarter, compared with a loss of $0.04 per share in the comparable period last year. Enogex recorded earnings of $0.15 per share, up from $0.07 per share in the year-ago quarter. The holding company, which primarily has interest expenses but no operating revenues, posted a loss of $0.03 per share, same as in the first quarter of 2003.

“We are pleased to report strong financial performance for the first quarter,” said Steven E. Moore, OGE Energy chairman, president and CEO. “Enogex is showing sustained improvement and OG&E continues to demonstrate a clear focus on the fundamentals, achieving improved results despite mild winter weather.”

OGE Energy also said it is pleased with the Oklahoma Corporation Commission’s recent order acknowledging that OG&E’s customers are receiving savings as contemplated in the company’s 2002 rate settlement agreement. The order removes any uncertainty over whether OG&E had to reduce its electric rates effective Jan. 1, 2004, while it awaits action by the Federal Energy Regulatory Commission on its application to acquire ownership of a 77 percent interest in the McClain power plant in Newcastle, Okla.

“We continue our work to gain approval from the FERC, the last step required prior to completing the McClain acquisition that will secure the savings for our customers for years to come,” said Peter B. Delaney, OGE Energy executive vice president for finance and strategic planning. “Meanwhile, we are purchasing low-cost power from McClain and passing the savings on to our retail customers. This power-purchase agreement has been extended through the end of this year. By then, we hope to complete the acquisition.”

Discussion of First Quarter 2004

OGE Energy reported consolidated operating revenues of $1.04 billion in the first quarter, compared with $1.05 billion a year earlier. The first-quarter gross margin on revenues was $187 million, compared with $182 million in the year-earlier quarter. Operating income was $31 million in the first quarter, compared with $28 million in the year-earlier quarter. Net income was $10.2 million in the first quarter, compared with a net loss of $0.3 million a year ago. The increase was primarily due to higher gross margin on revenues and non-recurring items at Enogex, lower interest expenses at the holding company and improved earnings at OG&E.

OG&E reported gross margin on revenues of $121 million in the first quarter, compared with $119 million in the comparable quarter last year. The higher margin, primarily the result of growth, was partially offset by milder winter weather – heating-degree days were 14 percent below the 2003 quarter and 10 percent below normal for the first quarter. OG&E recorded break-even first-quarter results, compared with a net loss of $3.3 million a year ago.

Enogex reported gross margin on revenues of $66 million in the first quarter, compared with $63 million in the comparable quarter last year. Net income was $12.8 million, compared with $5.5 million in the first quarter of 2003. These improvements reflect non-recurring items totaling $3.8 million in the first quarter, compared with $2.4 million of non-recurring items in the year-ago period, as well as ongoing improvements in Enogex’s physical and commercial operations that enabled the company to capture the benefits of a positive business environment, including more favorable terms in new and renewed contracts and slightly higher natural gas gathering volumes due to new wells connected to the pipeline system.

2004 Outlook

OGE Energy increased its consolidated earnings guidance for 2004 to $1.60 – $1.70 per share, from $1.40 – $1.50 per share previously. In addition to the favorable impact of non-recurring items in the first quarter, OGE Energy expects the improved performance at Enogex and OG&E to continue. This is expected to result in earnings of $34 million to $38 million this year at Enogex. At OG&E, earnings are expected to be $120 million to $124 million. The guidance also is based on a projected loss for the holding company of $13 million to $14 million, and assumes 88.2 million average shares outstanding at year-end.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2004 on Wednesday, May 5, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 728,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2003 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

*Note: Consolidated Statements of Operations, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of operations
(unaudited)

Three Months Ended March 31
2004	2003
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$304.3		$332.6
Natural Gas Pipeline operating revenues	737.4		717.6

Total operating revenues	1,041.7		1,050.2

COST OF GOODS SOLD
Electric Utility cost of goods sold	171.4		203.9
Natural Gas Pipeline cost of goods sold	683.5		664.5

Total cost of goods sold	854.9		868.4

Gross margin on revenues	186.8		181.8
Other operation and maintenance	91.1		90.3
Depreciation	46.0		46.6
Taxes other than income	18.7		17.2

OPERATING INCOME	31.0		27.7
OTHER INCOME (EXPENSE)
Other income	2.8		6.1
Other expense	(1.5)		(2.9)

Net other income	1.3		3.2

INTEREST INCOME (EXPENSE)
Interest income	0.4		0.2
Interest on long-term debt	(18.2)		(19.0)
Interest on trust preferred securities	-	--	(4.3)
Interest expense - unconsolidated affiliate	(4.3)		-	--
Allowance for borrowed funds used during construction	0.1		0.2
Interest on short-term debt and other interest charges	(1.1)		(1.8)

Net interest expense	(23.1)		(24.7)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	9.2		6.2
INCOME TAX EXPENSE (BENEFIT)	(0.6)		1.9

INCOME FROM CONTINUING OPERATIONS BEFORE
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE	9.8		4.3

DISCONTINUED OPERATIONS
Income from discontinued operations	0.7		2.2
Income tax expense	0.3		0.9

Income from discontinued operations	0.4		1.3

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	10.2		5.6
CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGE IN
ACCOUNTING FOR ENERGY TRADING CONTRACTS, NET OF
TAX OF $3.7	-	--	(5.9)

NET INCOME (LOSS)	$10.2		$(0.3)

BASIC AVERAGE COMMON SHARES OUTSTANDING	87.5		78.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	88.1		78.9
BASIC AND DILUTED EARNINGS (LOSS) PER AVERAGE
COMMON SHARE
Income from continuing operations	$0.1	1	$0.0	5
Income from discontinued operations, net of tax	0.0	1	0.0	2
Loss from cumulative effect of accounting change, net of tax	--	-	(0.0	7)

NET INCOME	$0.1	2	$--	-

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended March 31
2004	2003
(Dollars in millions)
ELECTRIC UTILITY
Electric revenues
Residential	$125.0		$127.9
Commercial	69.1		77.4
Industrial	64.9		69.4
Public authorities	28.9		32.7
Sales for resale	12.6		13.4
Other	3.7		10.2

Total system revenues	304.2		331.0
Sales to other utilities	0.1		1.6

Total electric revenues	$304.3		$332.6

Sales of electricity - millions of MWH (a)
Residential	1.9		2.0
Commercial	1.3		1.3
Industrial	1.7		1.6
Public authorities	0.6		0.6
Sales for resale	0.3		0.4

Total system sales	5.8		5.9
Sales to other utilities	-	--	-	--

Total electric sales	5.8		5.9

Number of customers	728,3	23	720,7	01

Average cost of energy per KWH (b) - cents
Fuel	2.1	72	2.7	47
Fuel and purchased power	2.9	62	3.4	52

Degree days
Heating
Actual	1,7	85	2,0	86
Normal	1,9	82	1,9	63
Cooling
Actual		18		3
Normal		8		8

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$749.2		$739.6
Operating income	$26.0		$25.2
Net income	$12.8		$5.5
Net cash provided from operating activities	$123.6		$77.8
Capital expenditures from continuing operations	$8.3		$6.7

New well connects		49		34

Gathered volumes - TBtu/d (c)	1.	04	0.	98
Incremental transportation volumes - TBtu/d	0.	42	0.	48

Total throughput volumes - TBtu/d	1.	46	1.	46

Natural gas processed - Mmcf/d (d)	4	73	4	63

Natural gas liquids produced (keep whole) - million gallons		4		4
Natural gas liquids produced (POL and fixed-fee) - million gallons		53		49

Total natural gas liquids produced - million gallons		57		53

Average sales price per gallon	$0.6	59	$0.6	40

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.